1838 INVESTMENT ADVISERS FUNDS
                        1838 BOND-DEBENTURE TRADING FUND

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       Purpose of the Code

                  The purpose of this code of ethics (the "Code") is to promote:

                  o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

                  o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the registrant;

                  o compliance with applicable laws and governmental rules and regulations;

                  o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

                  o accountability for adherence to the Code.

                  Each Covered Officer (defined below) should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.      Covered Officers

                  This Code applies to the Principal Executive Officer and the Principal Financial Officer (the "Covered Officers") of 1838 Investment Advisers Funds and 1838 Bond-Debenture Trading Fund (collectively, the "Funds" and each a "Company"). The names of the Covered Officers of each Company are listed on Exhibit A.

III.     Covered Officer's Actual and Apparent Conflicts of Interest


                  A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

                  Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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                  Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser, or any other service provider, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company, for the adviser, for other Company service providers, or for all of them), be involved in establishing policies and implementing decisions that will have different effects on the adviser, other service providers, and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser or other service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by each Company's Board of Directors or Board of Trustees, as the case may be, ("the Boards") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

                  Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

                  Each Covered Officer must:

                  o not use his or her personal influence or personal
                    relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

                  o not cause the Company to take action, or fail to take
                    action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

                  o report to the Company's Board of Directors or Board of
                    Trustees, as the case may be, any affiliations or other relationships related to conflicts of interest that are disclosed on the Company's Directors and Officers Questionnaire, or Trustees and Officers Questionnaire, as the case may be.

                  There are some conflict of interest situations that should always be approved by the Chief Compliance Officer of the Company if material. Examples of these include:

                  o service as a director on the board of any public or private company;

                  o the receipt of any gifts of more than a de minimis value;

                  o the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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                  o any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

                  o a direct or indirect financial interest in commissions,
                    transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.      Disclosure and Compliance

                  o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company;

                  o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors or trustees, as the case may be, and auditors, and to governmental regulators and self-regulatory organizations;

                  o Each Covered Officer should, to the extent appropriate
                    within his or her area of responsibility, consult with other officers and employees of the Funds, the adviser, and other affiliated service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

                  o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.       Reporting and Accountability

                  Each Covered Officer must:

                  o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

                  o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

                  o not retaliate against any other Covered Officer or any
                    employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

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                  o notify the independent Directors or independent Trustees, as the case may be, promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

                  The [legal officer] of the Funds' investment adviser is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.1 However, any approvals or waivers2 sought by a Covered Officer will be considered by the Audit Committee of the Board (the "Committee").


                  The Funds will follow these procedures in investigating and enforcing this Code:

                  o        the Chief Compliance Officer will take all
                    appropriate action to investigate any potential violations reported to him;

                  o if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

                  o any matter that the Chief Compliance Officer believes is a violation will be reported to the Committee;

                  o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

                  o the Committee will be responsible for granting waivers, as appropriate; and

                  o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.      Other Policies and Procedures

                  This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's and principal underwriter's codes of ethics under Rule l7j-l under the Investment Company Act and the adviser's more detailed policies and procedures set forth in are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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         1 The Chief Compliance Officer is authorized to consult, as appropriate, with the chair of the Committee and/or, counsel to the Company, and is encouraged to do so.

         2 Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive office" of the registrant.


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VII.     Amendments

                  Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors or trustees, as the case may be.

VIII.    Confidentiality

                  All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

IX.      Internal Use

                  The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.





Date:  September 10, 2003


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Exhibit A

Persons Covered by this Code of Ethics


1838 INVESTMENT ADVISORS FUNDS
W. Thacher Brown
John J. Kelley







1838 BOND-DEBENTURE TRADING FUND
John H. Donaldson
John J. Kelley